Exhibit 10.1

PRECISION DRILLING CORPORATION

NON-EMPLOYEE DIRECTOR SHARE UNIT PLAN

Effective

May 16, 2024

PRECISION DRILLING CORPORATION

NON-EMPLOYEE DIRECTOR SHARE UNIT PLAN

ARTICLE 1

INTRODUCTION AND INTERPRETATION

1.1	Purpose

The purposes of the Plan are:

(a)	to promote a greater alignment of interests between directors of Precision Drilling Corporation (the “Corporation”) and the shareholders of the Corporation;

(b)

to provide a compensation system for directors that, together with the other director compensation mechanisms of the Corporation, is reflective of the responsibility, commitment and risk accompanying membership on the Board of Directors and the performance of the duties required of the various committees of the Board of Directors;

(c)	to assist the Corporation to attract and retain individuals with experience and ability to act as directors; and

(d)	to allow directors of the Corporation to participate in the long-term success of the Corporation.

1.2	Definitions

Wherever used in this Plan, the following words and terms have the respective meanings set out below unless the context otherwise requires:

(a)	“Account” has the meaning ascribed thereto in Section 7.1(b);

(b)	“Affiliate” means any entity that is an “affiliate” of the Corporation for the purposes of National Instrument 45-106 – Prospectus Exemptions, as amended from time to time;

(c)

“Annual Retainer” means the annual retainer payable to an Eligible Director by the Corporation for serving on the Board of Directors in a calendar year, which for greater certainty, does not include any amounts payable to an Eligible Director for any other employment or services to the Corporation or an Affiliate (including, without limitation, any chairman, vice-chairman, or lead director fees, committee chair fees, per diem meeting fees, director and committee meeting fees, reimbursements for expenses, or any equity-based compensation);

(d)

“Applicable Law” with respect to a Person, property, transaction or event, means any applicable provision of law, domestic or foreign, including the common law, principles of equity, statutes, regulations, treaties, by-laws, ordinances, judgments and decrees, and further including applicable securities legislation, together with (whether or not having the force of law) all regulations, rules, policy statements, rulings, notices, orders or other instruments promulgated thereunder and the rules of any stock exchange upon which the Shares are listed, and further including (whether or not having the force of law) all applicable official directives, rules, consents, approvals, authorizations, guidelines, standards, codes of practice, orders (including judicial or administrative orders) and policies of any governmental authority having, or purporting to have authority over, or application to, that Person, property, transaction or event, as the same may be amended from time to time;

(e)	“Applicable Withholding Taxes” has the meaning ascribed thereto in Section 2.2(c);

(f)

“Automatic Share-Based Retainer” means, in respect of any particular calendar year, (i) where the particular Eligible Director is in compliance with the Director Ownership Guidelines determined as of the applicable Determination Date, nil; and (ii) where the particular Eligible Director is not in compliance with the Director Ownership Guidelines determined as of the applicable Determination Date, the percentage portion of an Eligible Director’s Annual Retainer that is required to be satisfied in the form of Share Units credited under the Plan or deferred share units credited under the Corporation’s 2021 Deferred Share Unit Plan, as determined by a resolution of the Board of Directors, as contemplated in Section 5.1; provided, however, that the applicable percentage determined pursuant to (i) or (ii) above shall remain in effect for the entire applicable calendar year;

(g)

“Beneficiary” means, subject to Applicable Law, an individual who has been designated by an Eligible Director as contemplated by Section 9.7, in the form and manner as the Committee may determine, to receive benefits payable under the Plan upon the death of the Eligible Director, or, where no such designation is validly in effect at the time of death, or where the designated individual does not survive the Eligible Director, the Eligible Director’s estate;

(h)

“Blackout Period” means, with respect to any Person, the period of time when, pursuant to any policies or determinations of the Corporation, securities of the Corporation may not be traded by such Person, including any period when such Person has material undisclosed information, but excluding any period during which a regulator has halted trading in the Corporation’s securities.

(i)

“Board of Directors” means the board of directors of the Corporation as constituted from time to time or, if established and duly authorized to act with respect to the Plan, any committee of the board of directors of the Corporation;

(j)

“Business Day” means each day other than a Saturday, Sunday, a statutory holiday in Alberta or any day on which the principal chartered banks located in Edmonton, Alberta are not open for business during normal business hours;

(k)	“Chairman” means the chairman of the Committee;

(l)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time and any applicable Treasury Regulations and other binding regulatory guidance thereunder;

(m)

“Committee” means the Human Resources and Compensation Committee of the Board of Directors, or such other Persons as are designated by the Board of Directors for purposes of the Plan, provided, however, that if no Human Resources and Compensation Committee is in existence at any particular time and the Board of Directors has not appointed another committee of the Board of Directors to administer the Plan, all references in the Plan to “Committee” shall at such time be in reference to the Board of Directors;

(n)

“Corporation” means Precision Drilling Corporation and includes any successor corporation thereof, and any reference in the Plan to action by the Corporation means action by or under the authority of the Board of Directors or the Committee, as the case may be;

(o)

“Share Unit” means a unit credited by the Corporation to the Account of an Eligible Director by way of a bookkeeping entry in the books of the Corporation and administered pursuant to the terms of the Plan;

(p)

“Determination Date” means, (i) for the calendar year which includes the Effective Date, December 31, 2023; and (ii) for each subsequent calendar year, December 31st of the year prior to the applicable calendar year;

(q)	“Director Ownership Guidelines” means any requirements or guidelines of the Corporation specifying the number, or value, of Shares required to be held by a member of the Board of Directors;

(r)	“Dividend Payment Date” has the meaning ascribed thereto in Section 7.4;

(s)	“Dividend Record Date” has the meaning ascribed thereto in Section 7.4;

(t)	“Effective Date” has the meaning ascribed thereto in Section 1.4;

(u)	“Eligible Director” means a director of the Corporation who is not otherwise an employee of the Corporation or any Affiliate;

(v)	“Eligible Director Information” has the meaning ascribed thereto in Section 2.3(a);

(w)

“Exchange” means the Toronto Stock Exchange, or if the Shares are not then listed on the Toronto Stock Exchange, the New York Stock Exchange, or if the Shares are not then listed on either the Toronto Stock Exchange or the New York Stock Exchange, such other stock exchange on which the Shares are listed, or if the Shares are not listed on any stock exchange, then on the over-the-counter market;

(x)	“Exchange Business Day” means any date on which the Exchange is open for the trading of Shares and on which Shares may be traded;

(y)

“Fair Market Value” means, with respect to any particular date, the weighted average closing price for a Share on the Exchange on the five (5) Exchange Business Days immediately prior to that date, and, if in US dollars, converted to Canadian dollars using the prior month’s average closing rate provided by XE currency converter or any other acceptable data source utilized by the Corporation;

(z)

“Grant Date” means the date Share Units are credited to a Eligible Director’s Account, provided that for purposes of determining the applicable Redemption Date of a Share Unit, any additional Share Units credited to an Eligible Director’s Account as dividend equivalents in accordance with Section 7.4 shall be deemed to have the same Grant Date as the Share Units to which they relate;

(aa)	“Insider” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual in respect of the rules governing security-based compensation arrangements, as amended from time to time;

(bb)	“Participation and Election Agreement” has the meaning ascribed thereto in Section 3.2;

(cc)

“Person” means any individual, sole proprietorship, partnership, firm, entity, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, fund, organization or other group of organized persons, government, government regulatory authority, governmental department, agency, commission, board, tribunal, dispute settlement panel or body, bureau, court, and where the context requires any of the foregoing when they are acting as trustee, executor, administrator or other legal representative;

(dd)	“Plan” means this Precision Drilling Corporation Non-Employee Director Share Unit Plan, including any Schedules hereto, as amended and restated from time to time in accordance with its terms;

(ee)	“Quarter” means a fiscal quarter of the Corporation, which, until changed by the Corporation, shall be any three-month period ending December 31, March 31, June 30 or September 30, as the case may be;

(ff)	“Redemption Date” has the meaning ascribed thereto in Section 8.1(a);

(gg)

“Related Plan” means any other account balance plan providing for the deferral of compensation at the election of an Eligible Director that is required to be aggregated with this Plan pursuant to Treas. Reg. § 1.409A-1(c)(2)(i)(A);

(hh)	“security-based compensation arrangement” has the meaning attributed thereto in the Toronto Stock Exchange Company Manual, as amended from time to time;

(ii)	“Separation from Service” has the meaning ascribed thereto in Schedule “A”;

(jj)

“Share” means a common share of the Corporation and such other share that may be substituted therefore as a result of amendments to the articles of the Corporation, reorganization or otherwise, including any rights that form a part of the common share or substituted share but not including any other rights that are attached thereto and trade therewith or any other share that is added thereto;

(kk)

“Share Unit” means a unit credited by the Corporation to the Account of an Eligible Director by way of a bookkeeping entry in the books of the Corporation and administered pursuant to the terms of the Plan, representing a right granted to the Eligible Director to receive a Share issued from treasury;

(ll)

“Share Unit Eligible Retainer” means, in respect of any particular calendar year, (i) the Eligible Director’s Annual Retainer, and (ii) any additional compensation (other than equity-based compensation) payable to the Eligible Director in his or her capacity as a member of the Board of Directors, including, without limitation, any chairman fees, vice- chairman, or lead director fees, committee chair fees, per diem meeting fees, and director and committee meeting fees), that the Eligible Director may elect to have satisfied in the form of Share Units credited to his or her Account under the Plan, as contemplated in Article 6;

(mm)	“Tax Act” means the Income Tax Act (Canada) and any regulations thereto, as may be amended from time to time;

(nn)

“Termination Date” means, in respect of an Eligible Director, the earliest date on which both of the following conditions are satisfied: (i) the Eligible Director is not a member of the Board of Directors nor a member of the board of directors of an Affiliate, and (ii) the Eligible Director is not an employee of the Corporation or any Affiliate; and

(oo)

“U.S. Taxpayer” means an Eligible Director who is a citizen or permanent resident of the United States for purposes of the Code or an Eligible Director for whom the compensation subject to deferral under this Plan would otherwise be subject to United States federal income taxation under the Code.

1.3	Construction and Interpretation

(a)	In this Plan, all references to the masculine include the feminine; references to the singular shall include the plural and vice versa, as the context shall require.

(b)

The headings of all articles, sections and paragraphs in the Plan are inserted for convenience of reference only and shall not affect the construction or interpretation of the Plan. References to “Article”, “Section” or “Paragraph” mean an article, section or paragraph contained in the Plan unless expressly stated otherwise.

(c)

In this Plan, “including” and “includes” mean including or includes, as the case may be, without limitation. The words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions mean or refer to the Plan as a whole and not to any particular article, section, paragraph or other part hereof.

(d)

Whenever the Board of Directors or, where applicable, the Committee or any sub- delegate of the Committee is to exercise discretion in the administration of the terms and conditions of this Plan, the term “discretion” means the sole and absolute discretion of the Board of Directors, the Committee or the sub-delegate of the Committee, as the case may be.

1.4	Effective Date

The Plan shall be effective as of Mary 16, 2024 (the “Effective Date”).

1.5	Schedule Incorporated by Reference

The following Schedule is attached to the Plan and is incorporated by reference:

Schedule “A” – Plan Provisions Applicable to U.S. Taxpayers

ARTICLE 2

ADMINISTRATION OF THE PLAN

2.1	Administration of the Plan

(a)

Except for matters that are under the jurisdiction of the Board of Directors as specified under the Plan or as required by Applicable Law and subject to Section 2.1(b), this Plan will be administered by the Committee and the Committee has the sole and complete authority, in its discretion, to:

(i)	interpret the Plan and prescribe, modify and rescind rules and regulations relating to the Plan;

(ii)

correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent it considers necessary or advisable for the implementation and administration of the Plan;

(iii)	exercise rights reserved to the Corporation under the Plan;

(iv)	prescribe forms for notices to be prescribed by the Corporation under the Plan; and

(v)	make all other determinations and take all other actions as it considers necessary or advisable for the implementation and administration of the Plan.

The Committee’s determinations and actions under this Plan are final, conclusive and binding on the Corporation, the Eligible Directors and all other Persons.

(b)

To the extent permitted by Applicable Law, the Committee may, from time to time, delegate to any specified officer of the Corporation all or any of the powers of the Committee. In such event, the specified officer will exercise the powers delegated to it by the Committee in the manner and on the terms authorized by the Committee. Any decision made or action taken by the specified officer arising out of or in connection with the administration or interpretation of this Plan in this context is final, binding and conclusive on the Corporation, the Eligible Directors and all other Persons.

(c)	All expenses of administration of the Plan shall be borne by the Corporation.

2.2	Taxes and Other Source Deductions

(a)

The Corporation shall not be liable for any tax imposed on any Eligible Director or any Beneficiary as a result of the crediting, holding or redemption of Share Units, or securities issued to such Eligible Director (or Beneficiary) under this Plan.

(b)	It is the responsibility of the Eligible Director (or Beneficiary) to complete and file any tax returns which may be required under any applicable tax laws within the period prescribed by such laws.

(c)

The Corporation and any Affiliate shall be authorized to deduct, withhold and/or remit from any amount paid or credited hereunder, or otherwise, such amount as may be necessary so as to ensure the Corporation and any Affiliate will be able to comply with the applicable provisions of any federal, provincial, state or local law relating to the withholding of tax or other required deductions, including on the amount, if any, includable in the income of a Eligible Director or Beneficiary, as the case may be (the “Applicable Withholding Taxes”). For greater certainty, the Corporation or any Affiliate shall have the right, in its discretion, to satisfy any such liability for Applicable Withholding Taxes amounts by: (i) making additional withholdings on cash remuneration paid to the Eligible Director in the calendar year as that containing the redemption of a Share Unit; and/or (ii) requiring an Eligible Director, as a condition to the redemption of a Share Unit, to pay or reimburse the Corporation for any Applicable Withholding Taxes.

2.3	Eligible Director Information

(a)	Each Eligible Director shall provide the Corporation with all information (including personal information) the Committee requires in order to administer the Plan (the “Eligible Director Information”).

(b)

The Corporation may from time to time transfer or provide access to Eligible Director Information to a third party service provider for purposes of the administration of the Plan provided that such service providers will be provided with such information for the sole purpose of providing services to the Corporation in connection with the operation and administration of the Plan. The Corporation may also transfer and provide access to Eligible Director Information to its Affiliates for purposes of preparing financial statements or other necessary reports and facilitating payment or reimbursement of Plan expenses. By participating in the Plan, each Eligible Director acknowledges that Eligible Director Information may be so provided and agrees and consents to its provision on the terms set forth herein.

(c)	The Corporation shall not disclose Eligible Director Information except:

(i)	as specifically contemplated in Section 2.3(b) above;

(ii)	in response to regulatory filings or other requirements for the information by a governmental authority or regulatory body, or

(iii)	for the purpose of complying with a subpoena, warrant or other order by a court, Person or body having jurisdiction over the Corporation to compel production of the information.

2.4	Director Ownership Guidelines

The number of Share Units from time to time held by an Eligible Director in the Eligible Director’s Account shall be counted as if each Share Unit were one Share solely for the purposes of determining if such Eligible Director has met the share ownership requirements of the Director Ownership Guidelines.

ARTICLE 3

PLAN PARTICIPATION

3.1	Eligibility

(a)

Any individual who at the relevant time is an Eligible Director is eligible to participate in the Plan with respect to the Share Unit Eligible Retainer. Eligibility to participate does not confer upon any individual a right to receive an award of Share Units in satisfaction of any other amounts or to receive any payment pursuant to the Plan.

(b)

If an Eligible Director should become an employee of the Corporation or an Affiliate (otherwise than by becoming a member of the board of directors of an Affiliate) while remaining as a member of the Board of Directors, his or her eligibility for participation in the Plan shall be suspended effective the date of the commencement of his or her employment and shall resume upon termination of such employment provided he or she continues as a director of the Corporation. During the period of such ineligibility, such individual shall be paid his or her Annual Retainer fully in cash and the Account of such individual shall not be credited with any new Share Units pursuant to Article 4, Article 5, or Article 6 of the Plan, provided that the Account of such individual shall continue to be credited with Share Units pursuant to Sections 7.3 and 7.4 of the Plan.

(c)

Notwithstanding any other provision of the Plan, if an Eligible Director is resident or otherwise subject to taxation in a jurisdiction in which an award of Share Units may reasonably be considered to be income which is subject to taxation at the time of such award, the Eligible Director may elect not to participate in the Plan by providing a written notice to the Chairman, provided that such election shall be irrevocable and further provided that any notification by an Eligible Director under this Section 3.1(c) shall be delivered prior to the date any Share Units are credited to the Eligible Director’s Account under this Plan and, in any case, within 30 days of the date on which the Eligible Director first becomes eligible to participate in this Plan.

3.2	Participation and Election Agreement

Any individual who is, or will be, an Eligible Director in a particular calendar year shall complete and deliver a written participation and election agreement in the form determined by the Committee from time to time to the Chairman (the “Participation and Election Agreement”) within the time period specified by the Committee. Participation in the Plan by an Eligible Director shall be construed as acceptance by the Eligible Director of the terms and conditions of the Plan and all rules and procedures adopted hereunder and as amended from time to time.

ARTICLE 4

DISCRETIONARY GRANTS OF SHARE UNITS

4.1	Discretionary Grant of Share Units

The Board of Directors (or, if duly authorized by the Board of Directors, the Committee) may, subject to Section 9.2(a), in its sole discretion, grant such number of Share Units to an Eligible Director as the Board of Directors determines to be appropriate in respect of the services the Eligible Director renders to the Corporation as a member of the Board of Directors. All grants of Share Units pursuant to this Section 4.1 shall be in addition to any grants of Share Units pursuant to Article 5 or Article 6. The Board of Directors (or, if duly authorized by the Board of Directors, the Committee) shall determine the date on which such Share Units shall be granted and credited to an Eligible Director’s Account.

ARTICLE 5

GRANT OF SHARE UNITS FOR AUTOMATIC SHARE-BASED RETAINER

5.1	Determination of Automatic Share-Based Retainer

(a)

Subject to Section 5.1(b), at such time as the Board of Directors may determine, but in any case prior to December 31 of a particular calendar year, the Board of Directors shall pass a resolution specifying the percentage of the Annual Retainer which will constitute the Automatic Share-Based Retainer for the following calendar year for each Eligible Director who is not in compliance with the Director Ownership Guidelines as at the applicable Determination Date.

(b)

In respect of the calendar year in which the Plan becomes effective, the Board of Directors shall pass a resolution specifying the percentage portion of the Annual Retainer that is payable to the Eligible Directors as compensation for services to be performed after the passage of the resolution which will constitute the Automatic Share-Based Retainer for such calendar year in which the Plan becomes effective for each Eligible Director who is not in compliance with the Director Ownership Guidelines as at the applicable Determination Date, provided that such resolution shall be passed on or before December 31, 2023.

(c)

Where no resolution is passed by the Board of Directors pursuant to Section 5.1(a) or 5.1(b), the Automatic Share-Based Retainer shall be equal to 30% of the Annual Retainer for the applicable calendar year for each Eligible Director who is not in compliance with the Director Ownership Guidelines as at the applicable Determination Date.

5.2	Payment of Automatic Share-Based Retainer

Any Share Units credited to the Account of an Eligible Director pursuant to this Article 5 in satisfaction of such Eligible Director’s Automatic Share-Based Retainer shall be credited in quarterly instalments on the day that is fifteen days prior to the end of each Quarter, with the number of Share Units (including fractions thereof, calculated to two decimal places) to be credited on each such day to be determined by dividing:

(i)	the dollar amount of the portion of the Eligible Director’s Automatic Share- Based Retainer for the applicable Quarter, by

(ii)	the Fair Market Value on such day.

ARTICLE 6

GRANT OF SHARE UNITS FOR DSU ELIGIBLE RETAINER

6.1	Election for Share Unit Eligible Retainer

(a)

Subject to Section 6.2 and such rules, regulations, approvals and conditions as the Committee, in its sole discretion, may impose, an Eligible Director may elect, in advance, to have all or a portion of his or her Share Unit Eligible Retainer satisfied by way of Share Units credited to his or her Account under this Article 6 (with the remainder, if any, to be received in cash).

(b)

Notwithstanding an election under Section 6.2 by an Eligible Director to have his or her Share Unit Eligible Retainer satisfied in the form of Share Units or cash or a combination thereof, the Board of Directors may decline to award Share Units to an Eligible Director in respect of his or her Share Unit Eligible Retainer in a particular calendar year.

(c)

Any Share Units credited to the Account of an Eligible Director pursuant to this Article 6 in satisfaction of all or a portion of such Eligible Director’s Share Unit Eligible Retainer shall be credited in quarterly instalments on the day that is fifteen days prior to the end of each Quarter, with the number of Share Units (including fractions thereof, calculated to two decimal places) to be credited on each such day to be determined by dividing:

(i)

the dollar amount of the portion of the Eligible Director’s Share Unit Eligible Retainer for the applicable Quarter to be satisfied by Share Units as elected by the Eligible Director pursuant to this Article 6, by

(ii)	the Fair Market Value on such day.

6.2	Method of Election

(a)

In respect of the calendar year in which this Plan becomes effective, an Eligible Director may elect, on an irrevocable basis, to receive all or a percentage of such Eligible Director’s Share Unit Eligible Retainer that would otherwise be payable to the Eligible Director as compensation for services to be performed after the date of the election in the form of Share Units, by completing and delivering to the

Corporation an initial written election, in the form specified in Section 6.2(e), on or before December 31, 2023. Such election shall set out the percentage of each Eligible Director’s Share Unit Eligible Retainer that the Eligible Director wishes to be satisfied in the form of Share Units (with the remaining percentage to be paid in cash), within the limitations of Section 6.2(e), for the calendar year in which this Plan becomes effective and for subsequent years unless the Eligible Director amends his or her election under Section 6.2(e).

(b)

In respect of the calendar year in which an Eligible Director is first elected or appointed to the Board of Directors, the Eligible Director may elect, on an irrevocable basis, to receive all or a percentage of such Eligible Director’s Share Unit Eligible Retainer that would otherwise be payable to the Eligible Director as compensation for services to be performed after the date of the election in the form of Share Units, by completing and delivering to the Corporation an initial written election, in the form specified in Section 6.2(e), on or before the date that, subject to Section 6.2(d), is the later of (i) 10 Business Days after the date on which the Eligible Director is first elected or appointed to the Board of Directors, and (ii) the last Business Day of the month in which the Eligible Director is first elected or appointed to the Board of Directors. Such election shall set out the percentage of each Eligible Director’s Share Unit Eligible Retainer that the Eligible Director wishes to be satisfied in the form of Share Units (with the remaining percentage to be paid in cash), within the limitations of Section 6.2(e), for the remaining months of the calendar year after the Eligible Director makes the election and for subsequent years unless the Eligible Director amends his or her election under Section 6.2(c).

(c)

Subject to Section 6.2(d), an Eligible Director may initiate or change the percentage of his or her Share Eligible Retainer to be satisfied in the form of Share Units for any subsequent calendar year by completing and delivering to the Corporation a new written election no later than December 31 of the calendar year immediately preceding the calendar year to which the Share Unit Eligible Retainer relates.

(d)

Notwithstanding anything in Sections 6.2(a), 6.2(b) or 6.2(c), an election may not be made during a Blackout Period. In the event that an election would otherwise be required to be made within a Blackout Period, the deadline for the making of such election will be extended to the tenth Exchange Business Day following the expiry of the Blackout Period, as the case may be; provided that, if the Blackout Period continues to and includes December 31 of a calendar year, no election may be made in respect of the subsequent calendar year.

(e)

Any election made by the Eligible Director under this Section 6.2 shall be on a Participation and Election Agreement, and shall designate the percentage, if any, of the Share Unit Eligible Retainer that is to be satisfied in the form of Share Units.

(f)

An Eligible Director’s latest election received by the Corporation under Sections 6.2(a), 6.2(b), or 6.2(c) shall be irrevocable and shall continue to apply with respect to his or her Share Unit Eligible Retainer for the calendar year in respect of which the election was made and for any subsequent calendar year unless the Eligible Director amends his or her election under Section 6.2(c).

(g)

Where there is no election that complies with Sections 6.2(a), 6.2(b), or 6.2(c), as applicable, in effect for an Eligible Director for a calendar year, such Eligible Director shall be deemed to have elected to receive his or her Share Unit Eligible Retainer for the applicable year in cash.

ARTICLE 7

ACCOUNTS AND REORGANIZATIONS

7.1	Records and Accounts

(a)

The Committee shall keep or cause to be kept such records and accounts as may be necessary or appropriate in connection with the administration of the Plan and the discharge of its duties, which records shall, absent manifest error, be considered conclusively determinative of all information contained therein.

(b)	The Corporation shall maintain in its books an account for each Eligible Director (an “Account”) recording at all times the number of Share Units standing to the credit of an Eligible Director.

(c)

A written statement confirming the balance in each Eligible Director’s Account shall be provided by the Corporation to the Eligible Director at least annually. Statements shall contain such information as the Committee may determine from time to time. Such statement shall be deemed to have been accepted by the Eligible Director as correct unless written notice to the contrary is given to the Chairman within thirty (30) days after such statement is provided to the Eligible Director. For greater certainty, in the event of any discrepancy between the records of the Corporation and any statement provided to an Eligible Director pursuant to this Section 7.1(c), the records of the Committee shall govern and the rights and obligations of the Corporation and the Eligible Director shall be determined on the basis of such records.

7.2	Vesting of Share Units

Share Units granted under Article 4, Article 5, or Article 6 or under Sections 7.3 or 7.4 shall be fully vested upon being credited to an Eligible Director’s Account.

7.3	Adjustments and Reorganizations

In the event of any subdivision, consolidation or distribution of Shares to the shareholders of the Corporation (excluding by way of dividend payment in the ordinary course or a distribution of Shares under any compensation arrangement of the Corporation or any of its subsidiaries or other affiliates controlled by the Corporation, that contemplates the issuance of Shares from treasury), or upon a capital reorganization, reclassification, exchange, or other change with respect to the Shares, or a consolidation, amalgamation, arrangement or other form of business combination of the Corporation with another Person, or a sale, lease or exchange of all or substantially all of the property of the Corporation or other distribution of the Corporation’s assets to shareholders (other than by way of dividend payment in the ordinary course), then the Account of each Eligible Director and the Share Units outstanding under the Plan shall be adjusted in such manner, if any, as the Board of

Directors and the Committee deem appropriate in order to preserve, proportionally, the interests of the Eligible Directors under the Plan. All adjustments under this Section 7.3 shall be made in compliance with paragraph 7(1.4)(c) and subject to the rules of the Exchange and, with respect to U.S. Taxpayers, with Section 409A of the Code, to the extent applicable.

7.4	Dividend Equivalents

Unless otherwise determined by the Committee in its sole discretion or as may otherwise be set out in the applicable Participation and Election Agreement, on the payment date for cash dividends paid on Shares (the “Dividend Payment Date”), the Account of each Eligible Director shall be credited with additional Share Units in respect of Share Units credited to the Eligible Director’s Account as of the record date for payment of such dividends (the “Dividend Record Date”). The number of such additional Share Units to be credited to the Eligible Director’s Account will be calculated (to two decimal places) by dividing the total amount of the dividends that would have been paid to such Eligible Director if the Share Units in the Eligible Director’s Account (including fractions thereof), as of the Dividend Record Date, were Shares, by the Fair Market Value on the Dividend Payment Date. However, no Share Units will be credited to an Eligible Director’s Account in respect of dividends paid on Shares where the Dividend Record Date relating to such dividends falls after such Eligible Director’s Termination Date.

ARTICLE 8

REDEMPTION OF SHARE UNITS

8.1	Redemption of Share Units

(a)

The Eligible Director’s Share Units (including any related Share Units credited as dividend equivalents in accordance with Section 7.4 shall be redeemed on the date or dates specified in the Eligible Director’s Participation and Election Agreement (each such date, being a “Redemption Date”). The Redemption Date specified in the Eligible Director’s Participation and Election Agreement shall be the Grant Date, the first, third or fifth anniversary of the Grant Date of the applicable Share Unit or such other permissible date specified by the Committee from time to time.

8.2	Issuance of Shares on Redemption Date

(a)

On or as soon as practicable after the Redemption Date, the Corporation shall issue to the Eligible Director (or the Eligible Director’s Beneficiary, if applicable), the number of Shares from treasury that is equal to the number of Share Units redeemed on the applicable Redemption Date (rounded down to the nearest whole number), as fully paid and non-assessable Shares.

(b)

On delivery of Shares to the Eligible Director or the Eligible Director’s Beneficiary, as applicable, in accordance with Section 8.2(a), the corresponding number of Share Units credited to the Eligible Director’s Account shall be cancelled and the Eligible Director or the Eligible Director’s Beneficiary, as applicable, shall have no further rights, title or interest with respect thereto.

8.3	Shares Available for Issuance

(a)

The aggregate number of Shares available for issuance hereunder from treasury shall be 200,000, subject to adjustment for any subdivision, consolidation or distribution of Shares as contemplated by, and in accordance with, Section 7.3.

(b)

The number of Shares available for issuance from treasury pursuant to the Share Units credited to Insiders under this Plan, together with any other security-based compensation arrangement of the Corporation, shall not exceed ten percent (10%) of the issued and outstanding Shares.

(c)

The number of Shares issued to Insiders from treasury pursuant to the Share Units credited under this Plan, together with any other security-based compensation arrangement of the Corporation, shall not, within a one (1) year period, exceed ten percent (10%) of the issued and outstanding Shares.

(d)

The aggregate value of Share Units that may be granted to any one Eligible Director in any one-year period pursuant to Article 4 shall not exceed $150,000 CAD (assuming each Share Unit granted has a value equal to the Fair Market Value of an equivalent number of Shares on the Grant Date). The $150,000 CAD limit does not apply to grants of Share Units in respect of any Share Unit Eligible Retainer or any one-time grants of Share Units to a new Eligible Director upon joining the Board of Directors.

ARTICLE 9

GENERAL

9.1	Plan Amendment

(a)

Subject to the rules, regulations and policies of the Exchange and any other stock exchange on which the Shares are listed or traded, the Board of Directors may amend the Plan and any Share Units as it deems necessary or appropriate without shareholder approval, but no such amendment shall, without the consent of each Eligible Director affected or unless required by Applicable Law, adversely affect the rights of an Eligible Director with respect to Share Units to which the Eligible Director is then entitled under the Plan. Amendments to the Plan shall be subject to any required approval of the Exchange.

(b)	Shareholder approval will be required for the following types of amendments:

(i)	Any amendment to increase the maximum number of Shares issuable under this Plan, other than pursuant to Section 7.3;

(ii)	Any amendment to remove or exceed the insider participation limits set out in Section 8.3;

(iii)	Any amendment to remove or increase the participation limit set out in Section 8.3(d); and

(iv)	Any amendment to the amendment provisions that will increase the Board of Director’s authority to amend the Plan without shareholder approval.

9.2	Plan Termination

(a)

The Board of Directors may terminate the Plan at any time, but no such termination shall, without the consent of any Eligible Director affected or unless required by Applicable Law, adversely affect the rights of an Eligible Director with respect to Share Units to which the Eligible Director is then entitled under the Plan.

(b)

If the Board of Directors terminates the Plan, no new Share Units will be credited to the Account of an Eligible Director, whether under Article 4, Article 5, Article 6 or Section 7.4, provided that the Account of each Eligible Director shall, where applicable, be credited with Share Units pursuant to Section 7.3 of the Plan.

(c)

If the Board of Directors terminates the Plan, prior grants of Share Units shall remain outstanding and in effect and shall be redeemed in due course in accordance with the terms and conditions of the Plan existing at the time of its termination. The Plan will finally cease to operate for all purposes when the last remaining Eligible Director receives payment of all Share Units recorded in the Eligible Director’s Account.

9.3	Compliance with Applicable Law

The administration of the Plan shall be subject to and made in conformity with all Applicable Law.

9.4	Reorganization of the Corporation

The existence of any Share Units shall not affect in any way the right or power of the Corporation or its shareholders to make or authorize any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business, or to create or issue any bonds, debentures, shares or other securities of the Corporation or to amend or modify the rights and conditions attaching thereto or to effect the dissolution or liquidation of the Corporation, or any amalgamation, combination, merger or consolidation involving the Corporation or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar nature or otherwise.

9.5	Assignment

(a)

Rights and obligations under the Plan may be assigned by the Corporation to a corporate successor in the business of the Corporation, any corporation resulting from any amalgamation, reorganization, combination, merger or arrangement of the Corporation, or any corporation acquiring all or substantially all of the assets or business of the Corporation.

(b)

In no event may the rights or interests of an Eligible Director under the Plan be assigned, encumbered, pledged, transferred or alienated in any way, except to the extent that certain rights may pass to a Beneficiary upon death of an Eligible Director pursuant to the terms of the Plan.

9.6	Units Non-Transferable

Share Units are non-transferable. Certificates representing Share Units will not be issued by the Corporation.

9.7	Designation of Beneficiary

Subject to the requirements of Applicable Law, an Eligible Director shall designate in writing a person who is a dependant or relation of the Eligible Director as a beneficiary to receive any benefits that are payable under the Plan upon the death of such Eligible Director. The Eligible Director may, subject to Applicable Law, change such designation from time to time. The initial designation of each Eligible Director shall be executed and filed with the Chairman: (a) in the case of an existing director, within thirty (30) days following the Effective Date of the Plan; or (b) in the case of a new director, within thirty (30) days after the Eligible Director’s appointment to the Board of Directors.

9.8	Death of Eligible Director

In the event of an Eligible Director’s death, any and all Share Units then credited to the Eligible Director’s Account shall become payable to the Eligible Director’s Beneficiary in accordance with Article 8.

9.9	No Additional Rights

(a)

The participation of any Eligible Director in the Plan shall not be interpreted as conferring upon such Eligible Director any rights or privileges other than those rights and privileges expressly provided in the Plan.

(b)

Without limiting the generality of Section 9.9(a), neither participation in the Plan nor any action taken under the Plan shall give or be deemed to give any Eligible Director a right to continued service to or employment with the Corporation or an Affiliate or to remain a director of the Corporation.

(c)

Without limiting the generality of Section 9.9(a), nothing in this Plan or the Eligible Director’s opportunity to participate in this Plan shall be construed to provide the Eligible Director with any rights whatsoever to participate or to continue participation in this Plan, or to compensation or damages in lieu of participation or the right to participate in this Plan upon the termination of the Eligible Director’s service as a member of the Board of Directors or the termination of his or her employment with the Corporation for any reason (including, without limitation, any breach of contract by the Corporation) or in consequence of any other circumstances whatsoever.

9.10	No Shareholder Rights

Under no circumstances shall Share Units be considered Shares or other securities of the Corporation, nor shall they entitle any Eligible Director to exercise voting rights or any other rights attaching to the ownership of Shares or other securities of the Corporation, including, without limitation, voting rights, dividend entitlement rights (other than as provided in Section 7.4) or rights on liquidation, nor shall any Eligible Director be considered the owner of Shares by virtue of the award of Share Units, until Shares have been issued to the Eligible Director upon redemption of his or her Share Units.

9.11	Unfunded and Unsecured Plan

Unless otherwise determined by the Board of Directors, the Plan shall be unfunded and the Corporation will not secure its obligations under the Plan. To the extent any Eligible Director or his or her Beneficiary holds any rights by virtue of a grant of Share Units under the Plan, such rights (unless otherwise determined by the Board of Directors) shall be no greater than the rights of an unsecured creditor of the Corporation.

9.12	Market Fluctuations

(a)

No amount will be paid to, or in respect of, an Eligible Director under the Plan or otherwise, to compensate for a downward fluctuation in the price of Shares, nor will any other form of benefit be conferred upon, or in respect of, an Eligible Director (or a person with whom the Eligible Director does not deal at arm’s length within the meaning of the Tax Act) for such purpose.

(b)

The Corporation makes no representations or warranties to Eligible Directors with respect to the Plan or the Share Units whatsoever. In seeking the benefits of participation in the Plan, an Eligible Director agrees to exclusively accept all risks associated with a decline in the Fair Market Value of Shares and all other risks associated with the holding of Share Units.

9.13	Currency

All benefits under the Plan shall be determined in the lawful currency of Canada.

9.14	Governing Law

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Alberta and the laws of Canada applicable therein, without regard to principles of conflict of laws.

9.15	Severability

The invalidity or unenforceability of any provision of this Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from the Plan.

9.16	Term

Unless terminated earlier in accordance with the provisions contained herein, this Plan shall remain in effect for a period of ten (10) years from the Effective Date, at which time it shall terminate unless reconfirmed for a further ten (10) year term by resolution passed by a majority (or such greater percentage (or with such number of votes as may be excluded) as may be specified by the rules, regulations or policies of the Toronto Stock Exchange or the New York Stock Exchange) of votes cast by all holders of Shares who vote in respect of such reconfirmation at the annual general meeting of the Corporation immediately preceding the tenth (10th) anniversary of the Effective Date.

SCHEDULE “A”

Precision Drilling Corporation

Non-Employee Directors Share Unit Plan (the “Plan”)

Plan Provisions Applicable to U.S. Taxpayers

This Schedule “A” is an integral part of the Plan. The provisions of this Schedule “A” apply to

U.S. Taxpayers notwithstanding anything to the contrary in the Plan or in any Participation and Election Agreement. Except as specifically defined in this Schedule “A”, all capitalized terms used in this Schedule “A” have the meaning attributed to them in the Plan.

1.

Notwithstanding Section 1.2(nn) of the Plan to the contrary, the “Termination Date” for an Eligible Director who is a U.S. Taxpayer shall be the date on which such Eligible Director incurs a “Separation from Service” within the meaning of Treas. Reg. § 1.409A- 1(h).

2.	Notwithstanding anything in Article 6 of the Plan to the contrary, with respect to an election made by a U.S. Taxpayer pursuant to Article 6 of the Plan, the following rules shall apply:

(a)

The Eligible Director may elect to defer all or a portion of his or her Share Unit Eligible Retainer with respect to services performed in the calendar year by filing a written election, in the form specified in Section 6.2(e) of the Plan, with the Corporation not later than the last day of the preceding calendar year; provided that (i) such election must be irrevocable not later than the last day of such preceding calendar year; (ii) the Committee may establish an earlier deadline for such elections; and (iii) the form of the election, and the filing thereof, shall be subject to such other rules (not inconsistent with the foregoing) as may be established by the Committee.

(b)

For the first calendar year in which an Eligible Director becomes eligible to participate in any of the Plan and the Related Plans, the individual may elect to have all or a portion of his or her Share Unit Eligible Retainer satisfied in the form of Share Units by filing a written election in the form specified in Section 6.2(e) of the Plan, provided that any such election may only apply to that portion of any Share Unit Eligible Retainer that is compensation for services to be performed after the election is filed, and further provided that such election must be made by filing an election on or before the date that is the later of (i) 10 Business Days after the date the individual initially becomes eligible to participate in any of the Plan and the Related Plans, and (ii) such later date as may be determined by the Committee in its sole discretion, provided that such later date shall not be later than 30 days after the Eligible Director becomes eligible to participate in any of the Plan and the Related Plans.

(c)

Subject to such rules as the Committee may establish (including, without limitation, rules relating to verification as to date and time), an election shall be deemed filed at the time it is received by the Corporation. Such election may be filed by personal delivery, by mail, by prepaid overnight courier, by facsimile, by telephone, by on- line internet or intranet access to the extent that such methods are permitted by the Committee or by such other means as may be permitted by the Committee.

(d)

An Eligible Director’s latest election received by the Corporation pursuant to paragraph 2(a) or 2(b) of this Schedule “A” shall become irrevocable when submitted for the first calendar year in which he or she becomes eligible to participate and as to any other year shall become irrevocable not later than December 31 of the calendar year that immediately precedes the calendar year to which the election applies, and shall continue to apply with respect to his or her Share Unit Eligible Retainer for the calendar year in respect of which the election was made and for any subsequent calendar year unless the Eligible Director files a new election in accordance with the rules set forth at paragraph 2(a) of this Schedule “A”.

(e)

Where there is no election that complies with paragraph 2(a) or 2(b) of this Schedule “A”, as applicable, in effect for an Eligible Director for a calendar year, such Eligible Director shall be deemed to have elected to receive his or her Share Unit Eligible Retainer for the applicable year in cash.

(f)

If an Eligible Director has a taxable year that is other than the calendar year, then, to the extent required by Section 409A, the term “calendar year” (when used in the Plan) shall instead mean the Eligible Director’s taxable year.

3.

In the case of an Eligible Director who is a U.S. Taxpayer, such U.S. Taxpayer shall select a Redemption Date for his or her Share Units at the same time and on the same Participation and Election Agreement used to make an election that complies with paragraph 2 of this Schedule “A” and shall not have a right to make any changes to such election regarding the time of redemption under the Plan.

4.	The provisions of Section 3.1(b) of the Plan shall apply only to the extent permitted under Section 409A of the Code.

5.

The Board of Directors shall not exercise its discretion under Section 6.1(b) of the Plan to modify a U.S. Taxpayer’s election to defer all or a portion of his or her Share Unit Eligible Retainer with respect to a calendar year after the U.S. Taxpayer’s election with respect to that calendar year has become irrevocable.

6.

For greater certainty, any Share Units credited to the Account of a U.S. Taxpayer pursuant to Sections 7.3 or 7.4 of the Plan shall be redeemed at the same time as all other Share Units to which they releate were credited to the U.S. Taxpayer’s Account.

7.

Notwithstanding any other provision of the Plan to the contrary, the time of any payment under this Schedule “A” may not be accelerated except as provided in Treas. Reg. § 1.409A-3(j)(4). In addition, under no circumstances may the time of any payment described in this Schedule “A” be subject to a further deferral except as otherwise permitted or required pursuant to regulations and other guidance issued pursuant to Section 409A of the Code.

8.

If the Corporation fails to make any distribution, either intentionally or unintentionally, within the time period specified in this Schedule “A”, but the payment is made within the same calendar year as the Redemption Date or, if later, by the 15th day of the third calendar month following the Redemption Date, such distribution will be treated as made within the time period specified in this Schedule “A” pursuant to Treas. Reg. § 1.409A- 3(d), provided that the Eligible Director is not permitted, directly or indirectly, to designate the taxable year of the payment. In addition, if a distribution is not made due to a dispute with respect to such distribution, the distribution may be delayed in accordance with Treas. Reg. § 1.409A-3(g).

9.

It is the Corporation’s intent that this Plan comply with the requirements of Section 409A and the Corporation has made good faith efforts to draft the Plan accordingly. In the event of any ambiguity in the language or any agreement entered into under the Plan or in the operation of the Plan, the Plan and any agreement shall be construed, interpreted and operated in a manner that will result in compliance with the requirements of Section 409A.

10.

Notwithstanding the generality of paragraph 9 of this Schedule “A”, if any provision of the Plan or any agreement entered into under the Plan or in the operation of the Plan contravenes any regulations or Treasury guidance promulgated under Section 409A of the Code or would cause the Share Units to be subject to the interest and penalties under Section 409A of the Code such provision of the Plan shall, to the extent that it applies to U.S. Taxpayers, be modified, without the consent of any Participant, to maintain, to the maximum extent practicable, the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

11.	All provisions of the Plan shall continue to apply to a U.S. Taxpayer to the extent that they have not been specifically modified by this Schedule “A” or by the Participation and Election Agreement.